Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Solid Power, Inc.

(Exact name of Registrant as Specified in its Charter)

Table 1 – Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Stock, $0.0001 par value per share, to be issued pursuant to the Solid Power, Inc. 2014 Equity Incentive Plan	Rule 457(h)	29,316,780	(2)	$2.19	(3)	$64,203,748.20	0.0000927	$5,951.69
	Equity	Common Stock, $0.0001 par value per share, to be issued pursuant to the Solid Power, Inc. 2021 Equity Incentive Plan	Rule 457(c) and Rule 457(h)	27,277,899	(4)(5)	$6.58	(6)	$179,488,575.42	0.0000927	$16,638.59
	Equity	Common Stock, $0.0001 par value per share, to be issued pursuant to the Solid Power, Inc. 2021 Employee Stock Purchase Plan	Rule 457(c) and Rule 457(h)	5,463,579	(7)(8)	$5.60	(9)	$30,596,042.40	0.0000927	$2,836.25
Total Offering Amount/Registration Fee								$274,288,366.02		$25,426.53
Total Fees Previously Paid										N/A
Total Fee Offsets										N/A
Net Fees Due										$25,426.53

1.	Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock, as the case may be, that become issuable under the plans set forth herein by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected that results in an increase to the number of outstanding shares of Registrant’s common stock.
2.	Represents 29,316,780 shares of common stock issuable upon exercise of options outstanding under the 2014 Equity Incentive Plan (the “2014 Plan”) as of the date of this Registration Statement.
3.	Solely for the purpose of calculating the registration fee. The offering price per share and the aggregate offering price are based upon $2.19 per share, which is the weighted-average exercise price for options outstanding under the 2014 Plan.
4.	Represents 27,277,899 shares of common stock reserved for future issuance under the Registrant’s 2021 Equity Incentive Plan (the “2021 Plan”).
5.	The number of shares of common stock reserved for issuance under the 2021 Plan will automatically increase on January 1st each year, starting on January 1, 2022 and continuing through January 1, 2031, by the lesser of (a) 18,900,000 (b) five percent (5%) of the total number of shares of all classes of the Registrant’s common stock outstanding on December 31st of the immediately preceding fiscal year or (c) a lesser number determined by the administrator of the 2021 Plan.
6.	Solely for the purposes of calculating the registration fee and based on the average of the high and low prices of the Registrant’s common stock as reported on the Nasdaq Global Select Market on February 7, 2022, which date is within five business days prior to the filing of this Registration Statement.
7.	Represents 5,463,579 shares of common stock reserved for future issuance under the Registrant’s 2021 Employee Stock Purchase Plan (the “2021 ESPP”).
8.	The number of shares of common stock reserved for issuance under the 2021 ESPP will automatically increase on January 1st each year, starting on January 1, 2022 and continuing through January 1, 2041, by the lesser of (a) 3,778,000 (b) one percent (1%) of the total number of shares of all series of common stock outstanding on December 31st of the preceding calendar year, (c) a lesser number determined by the administrator of the 2021 ESPP.
9.	Solely for the purposes of calculating the registration fee and based on the average of the high and low prices of the Registrant’s common stock as reported on the Nasdaq Global Select Market on February 7, 2022, which date is within five business days prior to the filing of this Registration Statement, multiplied by 85%, which is the minimum percentage of the price per share applicable to purchases under the 2021 ESPP.